SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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JPMORGAN CHINA REGION FUND, INC.
(Name of Registrant as Specified in its Charter)

Ancora Catalyst Fund LP
Merlin Partners LP
Ancora Advisors LLC
Frederick DiSanto
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Ancora Advisors Issues Notice of Intent to Submit Additional Stockholder Proposal to JPMorgan China Region Fund, Inc.

Ancora Advisors LLC has issued a notice of intent to submit an additional stockholder proposal to the Board of Directors of JPMorgan China Region Fund, Inc., and has withdrawn its nominees to the Board.  JPMorgan China Region Fund’s 2016 Annual Meeting of Stockholders will be held on a date to be announced by the company.  Attached hereto is a copy of the notice regarding the additional stockholder proposal as well as the open letter to JPMorgan China Region Fund’s stockholders dated February 19, 2016.

Important Information

This filing is not a solicitation of a proxy from any security holder of JPMorgan China Region Fund, Inc. (the “Company”).  Ancora Catalyst Fund LP and Merlin Partners LP have already submitted a stockholder proposal and now submit an additional stockholder proposal, and they intend to solicit votes “for” the approval of each of the stockholder proposals.  Ancora Catalyst Fund LP and Merlin Partners LP will send a definitive proxy statement, WHITE proxy card and related proxy materials to stockholders of the Company seeking their support of each of the stockholder proposals at the Company’s 2016 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about Ancora Catalyst Fund LP, Merlin Partners LP, the stockholder proposals, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by Ancora Advisors LLC, as the General Partner to Ancora Catalyst Fund LP and Merlin Partners LP, with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by Ancora Advisors LLC, as the General Partner to Ancora Catalyst Fund LP and Merlin Partners LP, with the SEC may also be obtained free of charge from Ancora Advisors LLC.

 Participants in Solicitation

The following persons are participants in the solicitation from the Company’s stockholders of proxies in favor of each of the stockholder proposals: Ancora Catalyst Fund LP, Merlin Partners LP, Ancora Advisors LLC and Frederick DiSanto.  Other than with regard to the solicitation, the participants are not, nor has any participant been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.  The participants do not have, nor do any of the participant’s associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.  The participants have no material interest in the approvals of the stockholder proposals other than in their capacity as stockholders of the Company, as applicable.

March 14, 2016

E-mail, Certified Mail Return Receipt Requested and Overnight Delivery

Attention: Secretary of the Fund
c/o J.P. Morgan Chase Bank, N.A.
1 Beacon Street, 18th Floor
Boston, Massachusetts 02108

Re:           Notice of Intent to Submit Additional Stockholder Proposal

Ladies and Gentlemen:

This letter constitutes a notice of intent by Ancora Catalyst Fund LP and Merlin Partners LP (each a “Stockholder” and, collectively, the “Stockholders”) to present the stockholder proposal discussed below at the 2016 Annual Meeting of Stockholders.  The proposal is in addition to the stockholder proposal submitted in the Notice of Intent to Nominate Directors and Submit Stockholder Proposal, dated February 8, 2016 (the “Prior Notice”).

Pursuant to the Prior Notice, the Stockholders nominated two persons (the “Nominees”) for election as Directors of JPMorgan China Region Fund, Inc. (the “Fund”) at the 2016 Annual Meeting of Stockholders of the Fund to be held on a date determined by the Fund (the “2016 Annual Meeting”), and submitted a stockholder proposal requesting that the Board of Directors of the Fund authorize a self-tender offer for all of the Fund’s outstanding shares.

This letter also constitutes the Stockholders’ withdrawal of the Nominees with immediate effect.  The only items that the Stockholders will present at the 2016 Annual Meeting are the stockholder proposal in the Prior Notice and the stockholder proposal contained herein.

This notice is being provided to you in accordance with the Fund’s publicly available Amended Articles of Incorporation, as amended to date (the “Articles”), and the Fund’s publicly available By-laws, as amended to date (the “Bylaws”), and is being submitted on behalf of the Stockholders by Fred DiSanto, Chief Executive Officer of Ancora Advisors LLC (“Ancora”), the general partner of Ancora Catalyst Fund LP and Merlin Partners LP.

The Stockholders note that the Articles and Bylaws are silent on the procedures and deadlines related to the submission of stockholder proposals outside of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Stockholders did refer to the disclosure in the Fund’s proxy statement regarding the submission of stockholder proposals in preparing this letter.  The Fund’s disclosure in the proxy statement provides as follows (the “Proxy Standards”):

“A stockholder seeking to have a proposal considered at the 2016 Meeting where the proposal is not received by December 4, 2015, should notify the Fund no later than February 12, 2016.  If notice is not received by February 12, 2016, then the persons appointed as proxies may vote on the proposal as they see fit notwithstanding that stockholders have not been advised of the proposal in the Proxy Statement.  Any proposal submitted by stockholders must comply in all respects with the following: (1) the rules and regulations of the SEC; (2) the provisions of the Fund’s Amended Articles of Incorporation and Bylaws; and (3) Maryland law.”

The February 12, 2016 deadline referenced in the Proxy Standards relates to Rule 14a-4(c)(1), as promulgated under the Exchange Act, as it relates to the discretionary authority of the Fund to vote executed but unmarked proxies that it receives.  This deadline does not relate to the ability to properly bring a proposal before the 2016 Annual Meeting.

Ancora Catalyst Fund LP is the record holder of 165,000 shares of the Fund’s Common Stock, par value $0.01 per share (“Shares”), and Ancora Catalyst Fund LP and Merlin Partners LP beneficially own 305,058 shares.  The Stockholders own approximately 4.73% of the total shares outstanding.

By the fact of the Stockholders’ submission of this notice of intent to present the stockholder proposal below, it is the Stockholders’ understanding the Fund will now generally be obligated under the federal securities laws to file a preliminary proxy statement and form of proxy with the United States Securities and Exchange Commission (“SEC” or “Commission”) to allow the Commission to review and comment on such proxy materials.

As referenced above, the Stockholders acknowledge that under Rule 14a-4(c)(1), as promulgated under the Exchange Act, this notice does not preclude the Fund’s proxy from conferring discretionary authority to vote upon the stockholder proposal contained herein.  The Fund continues to be precluded from having the Fund’s proxy confer discretionary authority (1) to vote upon the election of any person as a director at the 2016 Annual Meeting (other than as provided under Rule 14a-4(c)(5) of the Exchange Act) and (2) to vote upon the stockholder proposal contained in the Prior Notice.

The Stockholders hereby notify the Fund pursuant to the Articles, the Bylaws and the Proxy Standards that the Stockholders intend to present the stockholder proposal below at the 2016 Annual Meeting.

The Stockholders intend to appear (or will direct a qualified representative of the Stockholders to appear) in person or by proxy at the 2016 Annual Meeting to present the stockholder proposal below, and the Stockholders intend to deliver a proxy statement and form of WHITE proxy card to holders of at least the percentage of the Fund’s outstanding capital stock required to approve the stockholder proposal contained herein.

Provided below is the information required by the Articles and the Bylaws (as publicly available via the SEC’s website or on the Fund’s website), which are silent on the matter, the Proxy Standards and federal securities law in connection with the submission of the stockholder proposal.

(1)           As to the Stockholders:

A.           Name and Address

Ancora Catalyst Fund LP
c/o Ancora Advisors LLC
6060 Parkland Boulevard, Suite 200
Cleveland, Ohio 44124

Merlin Partners LP
c/o Ancora Advisors LLC
6060 Parkland Boulevard, Suite 200
Cleveland, Ohio 44124

The Stockholders are engaged in various interests, including investments.

Other than the parties named herein, no other stockholder is known to Ancora or the Stockholders to be supporting the Stockholders’ proposal.

B.           Other Information

Except as otherwise provided herein, the other information regarding the Stockholders that is contained in the Prior Notice remains true and accurate as of the date hereof, and is incorporated herein by reference.

(2)           As to the Stockholder Proposal:

A.           Description of Business Desired to Be Brought

The Stockholders wish to submit a proposal to be considered at the 2016 Annual Meeting which would request that the stockholders vote to terminate the Fund’s investment advisory agreement.  The language of the proposed resolution to be adopted would read substantially as follows:

RESOLVED, that the Investment Advisory Agreement between JPMorgan China Region Fund, Inc. and JF International Management Inc. shall be terminated effective as soon as is legally permissible thereunder.

B.           Reasons for Conducting Such Business

The Stockholders believe the proposal is necessary and advisable because the Fund’s investment adviser and Board of Directors have failed to take measures to effectively close the long-time discount the Shares trade at relative to net asset value.

In Ancora’s discussion with a representative of the Fund’s investment adviser (and a board member), he commented that utilizing tactics like share buybacks or self-tenders to manage the Fund’s discount has not been employed due to the Fund’s overall size, investor concentration, and lack of liquidity.  Instead, the adviser felt that growing the assets of the Fund by offering Shares to additional investors was a better solution to the long-term discount of the Shares.  Ancora does not believe an offering would effectively reduce the discount, as it has reviewed a number of other funds that attempted this approach without any material impact on the discount, and Ancora believes that such offering would unnecessarily dilute existing stockholders.

In a letter to the Fund’s board dated February 19, 2016 (attached to this letter for convenience), Ancora outlined a number of alternative solutions to address the Fund’s long term double-digit discount to NAV, including the possibility of converting to an open-end-fund, either on a standalone basis or merged with a similar JP Morgan managed China fund.  If for whatever reason those alternatives were not actionable, then the Fund can be liquidated at (or near) NAV as a permanent solution.

C.   Material Interest in Such Business of Such Stockholders

There is no material interest in the proposal being made by the Stockholders other than in their capacity as stockholders of the Fund.

* * *

If the Fund’s Board of Directors or a committee thereof believes this notice is incomplete or otherwise deficient in any respect, please contact the Stockholders immediately so that the Stockholders may promptly address any alleged deficiencies.

Very truly yours,

Ancora Catalyst Fund LP:

___________________________________
Fred DiSanto
Chief Executive Officer of General Partner

Merlin Partners LP:

____________________________________
Fred DiSanto
Chief Executive Officer of General Partner

February 19, 2016

Distributed via press release

Re: Open Letter to the Stockholders of JPMorgan China Region Fund, Inc. (NYSE: JFC)

Ancora Advisors LLC, as the General Partner of two limited partnerships, owns approximately 4.6% of the outstanding common stock, par value $0.01 per share common share, of JPMorgan China Region Fund, Inc. (the “Fund” or “JFC”).  We are writing this open letter to all of the Fund’s stockholders in order to share our thoughts on the Fund’s performance in driving both returns and managing its discount to net asset value (“NAV”).

We believe a closed-end fund’s adviser has two primary responsibilities:

1.	Fund performance
2.	Managing the discount to net asset value

As detailed in the chart below1, JFC has persistently traded at a double digit discount to NAV, including six consecutive years of an average discount in excess of -10% (and eight of the past ten years).

In fact, over a 1, 3, 5, and 10 year period, JFC’s average discount to NAV is the worst of its closed-end fund China/Asia peers, as reflected in the table below1.  It is likely that had Ancora not been accumulating a significant amount of the volume over the past couple of months, JFC’s YTD discount would be much worse.

There are a variety of reasons why closed-end funds trade at double digit discounts.  When evaluating whether the Fund has effectively addressed the discount, we do not see effort that has been exerted to narrow the discount, as evidenced by the high discount that has persisted for many years.  JFC pays a modest dividend, the adviser has an open buyback authorization but has not to our knowledge repurchased shares, and there does not appear to have been a single self-tender conducted for at least a decade (maybe longer).

We spoke to representatives of JPMorgan China Region Fund, Inc. recently and asked what actions were being pursued to address the Fund’s unacceptably high discount.  To our dismay we learned that very little is being done.  We are told that the Fund has a buyback committee which regularly monitors the Fund’s discount, but thus far has not recommended repurchasing shares.  JFC’s representatives are concerned about the concentration of the stockholder base, lack of liquidity, and overall Fund size.  To that point, they mentioned that rather than taking traditional steps to address the discount (tenders, buybacks, dividends, lifeboat provisions, etc.), their goal is to grow the Fund by leveraging JP Morgan’s brand value on the top of strong performance.  However, they acknowledged that growing a China equity fund through performance is extremely difficult in this environment with the overall volatility of the China/Hong Kong markets.  So that leaves one other pathway to grow the Fund and that would be to raise capital, and, in our view, due to volatility in the China/Hong Kong markets, the thought of successfully raising capital to invest in China’s equity market over the immediate term seems extremely unlikely.  In addition, raising capital could exacerbate the Fund’s discount.

If fund size alone was a solution to a closed-end fund’s discount then Morgan Stanley China A Share Fund, Inc. (NYSE: CAF) would not be trading at a 20%+ discount to NAV.  CAF is approximately 4x the net asset value of JFC, almost 30x more liquid, and a better overall performer than JFC.  It is possible that the reason why JFC and other China closed-end funds trade at double digit discounts to NAV is due to an over-supply of the strategy (and current lack of demand).  JFC was launched in 1992, well before the proliferation of ETF strategies occurred, as well as additional launches of China-focused mutual funds and closed-end funds.  We believe it is clear from looking at the discount to NAV at which China/Asia closed-end funds such as CAF trade, that increasing fund size is not a sufficient solution to narrow the discount.

JPMorgan China Region Fund’s total price returns cause us to question why the Fund exists today as a standalone closed-end fund strategy, as reflected below1.

JFC has not only underperformed relevant benchmark indices but has also underperformed a comparable open-ended strategy managed by JP Morgan Asset Management, which is the JPMorgan China Region A (JCHAX).  In fact, JFC’s portfolio manager Emerson Yip is the co-portfolio manager of JCHAX.  If JFC’s adviser/board is looking to leverage JP Morgan’s brand name and distribution capabilities, we believe merging JFC into JCHAX would be a better solution.  It is essentially managed by the same professionals and has nearly the same top 10 positions, based on our review of their publicly disclosed holdings.  This merger would allow JFC stockholders to receive NAV for their shares by eliminating the discount, and those stockholders that desire to remain engaged as investors can do so going forward.

We believe the options for JPMorgan China Region Fund’s board of directors are clear, either merge the Fund with JCHAX or liquidate the Fund at (or close to) NAV.

We have notified the Fund’s board of directors that Ancora intends to seek board representation should it prove necessary in order to maximize stockholder value.  We encourage all of the Fund’s stockholders to send a resounding message to JFC and the board that their lack of taking material measures to close the Fund’s discount is simply unacceptable.

Sincerely,

Ancora Advisors, LLC

1 Source: FactSet and Morningstar for all returns, pricing, and discount data (as of 2/12/16)